Exhibit 3.5

ARTICLES OF INCORPORATION

OF

CASA TRUCKING, INC.

The undersigned incorporator, being a natural person 18 years of age or older, in order to form a corporate entity under Minnesota Statutes, Chapter 302A, hereby adopts the following Articles of Incorporation:

ARTICLE I.

Name: The name of this corporation shall be Casa Trucking, Inc.

ARTICLE II.

Duration: The duration of the corporation shall be perpetual.

ARTICLE III.

Purpose: The purpose or purposes for which this corporation is formed shall be for general business purposes.

ARTICLE IV.

Registered Office: The address of the corporation’s registered office is 324 Park National Bank Building, 5353 Wayzata Boulevard, Minneapolis, MN 55416.

ARTICLE V.

Capital Stock: The authorized capital stock of the corporation shall consist of 10,000 shares, each of which shall have a par value of $.01.

The sale of stock of this corporation by any shareholder may be restricted in the Bylaws or in any contract between two or more shareholders to the extent that said stock may be required by such Bylaws or contract to be offered first to the corporation or to other shareholders at a price to be fixed in accordance with such Bylaws or contract; provided, however, that no such restrictions shall be valid unless stated upon the stock certificate.

Each holder of record of common stock shall be entitled to one vote per share of common stock standing in his or her name on the books of the corporation. No shareholder entitled to vote shall have or exercise the right to accumulate his or her votes in electing directors, and there shall be no cumulative voting for any purpose whatsoever.

The Board of Directors shall have the authority to establish by resolution more than one class or series of shares, either preferred or common, and to fix the relative rights, restrictions and preferences of any such different classes or series and the authority to convert shares of a class or series to another class or series and to effectuate share dividends, splits or conversion of the corporation’s outstanding shares.

The Board of Directors shall have the authority to issue rights to convert any of the corporation’s securities into shares of stock of any class or classes, the authority to issue options to purchase or subscribe for shares of stock of any class or classes and the authority to issue share purchase or subscription warrants or any other evidence of such option rights which set forth the terms, provisions and conditions thereof, including the price or prices at which such shares may be subscribed for or purchased. Such options, warrants and rights may be transferable or nontransferable and separable or inseparable from other securities of the corporation. The Board of Directors is authorized to fix the terms, provisions and conditions of such options, warrants and rights, including the conversion basis or bases and the option price or prices at which shares may be subscribed for or purchased.

ARTICLE VI.

Preemptive Rights Denied: No holder of stock of this corporation shall have any preferential, preemptive or other rights of subscription to any shares of any class or series of stock of this corporation allotted or sold or to be allotted or sold and now or hereafter authorized, or to any obligations or securities convertible into any class or series of stock of this corporation or any right of subscription to any part thereof.

ARTICLE VII.

Written Anion by Board: An action required or permitted to be taken by the Board of Directors of the corporation may be taken by written action signed by the number of directors that would be required to take the same action at a meeting of the Board at which all directors are present, except that on an action which requires shareholder approval the written action must be signed by all the directors.

ARTICLE VIII.

Nonliability of Directors for Certain Actions: To the full extent that the Minnesota Statutes, Chapter 302A, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of this corporation shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of this Article VIII shall not adversely affect any right or protection of a director of the corporation for or with respect to any acts or omission of such director occurring prior to such amendment or repeal.

ARTICLE IX.

Indemnification: Directors and officers of the corporation and any person serving or who has served as a director or officer of any other corporation or entity at the request or direction of the Corporation shall be entitled to be indemnified by the corporation to the full extent permitted by the Minnesota Business Corporation Act or any successor statute and the Corporation shall have the power to obtain insurance against any liability arising under this provision.

ARTICLE X.

Bylaws: The power to adopt, amend or repeal Bylaws shall be vested in the Board of Directors of the corporation, except to the extent otherwise limited by the Minnesota Business Corporation Act.

ARTICLE XI.

Directors: The Board of Directors of this corporation shall consist of such number of directors as shall be fixed in the manner provided in the Bylaws of this corporation. Each director shall continue in office for the term for which he or she was named or elected and until his or her successor is elected and qualified.

The Board of Directors of this corporation shall have full power and authority to make and adopt Bylaws for the government of this corporation and its affairs as it may deem advisable and necessary and as shall not be inconsistent with the provisions of these Articles of Incorporation and to amend or alter such Bylaws from time to time; provided, however, that the authority to make and alter such Bylaws vested hereby in said board shall be subject to the power and right of the shareholders to change or repeal such Bylaws.

The names and addresses of the first Board of Directors is as follows:

Gregg A. Ostrander

President and Chief Executive Officer

324 National Bank Building

5353 Wayzata Boulevard

Minneapolis, MN 55416

Jeffrey M. Shapiro

Chief Financial Officer and Secretary

324 National Bank Building

5353 Wayzata Boulevard

Minneapolis, MN 55416

ARTICLE XII.

Amendment: These Articles of Incorporation may be amended by the affirmative vote of the holder or holders of the majority of the voting power of the common stock present at a shareholders’ meeting wherein said amendments are submitted to a vote.

ARTICLE XIII.

Incorporator: The name and address of the incorporator is:

Lisa A. Smith

2000 Midwest Plaza Building West

801 Nicollet Mall

Minneapolis, MN 55402

IN WITNESS WHEREOF, I have hereunto set my hand this 11th day of February, 1997.

/s/ Lisa A. Smith
Lisa A. Smith